CARMAX REPORTS THIRD QUARTER RESULTS
Announces Temporary Suspension of Store Growth

Richmond, Va., December 19, 2008 – CarMax, Inc. (NYSE:KMX) today reported results for the third quarter ended November 30, 2008.

▪	Total sales decreased 23% to $1.46 billion from $1.89 billion in the third quarter of last year.

▪	Comparable store used unit sales declined 24% for the quarter.

▪	Total used unit sales decreased 17% in the third quarter.

▪	The company reported a net loss of $21.9 million, or $0.10 per diluted share, compared with earnings of $29.8 million, or $0.14 per diluted share, in the third quarter of fiscal 2008.

•
Results for the third quarter of fiscal 2009 were reduced by $0.12 per share for CarMax Auto Finance (CAF) unfavorable items, including a write down in the fair value of retained subordinated bonds and increases in cumulative net loss assumptions.  Earnings for the third quarter of fiscal 2008 were reduced by $0.04 per share primarily for increases in CAF funding costs related to loans originated in previous quarters.

Third Quarter Business Performance Review

Sales.  “During the third quarter, the most significant factor affecting our sales was a sharp decline in customer traffic,” said Tom Folliard, president and chief executive officer.  We believe the slower traffic reflected the weakness in the economy and the stress on consumer spending, which caused many households to take a very conservative approach in anticipation of more difficult times.  While traffic fell by slightly more than our 24% decline in comparable store used unit sales, solid execution by our store teams allowed us to improve our conversion rate compared with last year’s third quarter.  Including the contributions from stores which have been open less than a year, total used unit sales declined 17%.

Our data for the three month period ended October 31 indicates that we modestly gained market share in the late-model used vehicle market.  Our used vehicle average selling price decreased 7% compared with the third quarter of fiscal 2008 primarily as a result of the significant industry-wide decline in used car valuations, which reduced our inventory acquisition costs.

Our total wholesale unit sales declined 15% compared with the prior year quarter, reflecting decreases in both appraisal traffic and our appraisal buy rate (defined as the number of appraisal purchases as a percent of vehicles appraised).  We wholesale those vehicles that are purchased via the appraisal process that do not

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CarMax, Inc.

meet our retail standards.  Industry wholesale prices for virtually all vehicle classes declined at an unprecedented rate during the third quarter, reflecting the weak demand environment.  The vehicle depreciation rate was approximately three times the historical rate for this period.  We believe the significant drop in wholesale market values, combined with the overall slowdown in customer traffic, drove the declines in our appraisal traffic and buy rate.

Compared with the third quarter of fiscal 2008, other sales and revenues declined 12%.  Extended service plan revenues fell 16%, similar to the decline in total used unit sales.  Service department sales increased 6%.  Third-party finance fees decreased 58% due to a combination of factors including the reduction in vehicle unit sales, a shift in mix among providers and a change in discount arrangements with certain of the providers that occurred in the second quarter of this year.  Collectively, the third-party providers financed a larger percentage of our retail unit sales in the third quarter compared with the prior year, as we chose to route more credit applications to these providers.  Doing so allowed us to slow the use of capacity in our warehouse facility, while maximizing credit availability for our customers and optimizing sales.

Gross Profit.  Total gross profit decreased by $43.6 million, or 18%, to $199.2 million primarily because of the significant decline in used and wholesale unit sales.  However, our gross profit dollars per used unit declined by only $32 per unit to $1,854 compared with $1,886 in last year’s third quarter.  We believe our ability to maintain a generally consistent level of gross profit per unit, despite the challenging sales environment and the steep decline in wholesale market prices, was due in large part to the effectiveness of our proprietary inventory management systems and processes.  Compared with inventory levels at stores open as of November 30, 2007, we have reduced our used vehicle inventory by more than 18,500 units, representing a reduction of more than $340 million.  During this year’s third quarter, we reduced comparable store used vehicle inventories by approximately 8,300 units, or nearly $140 million.

Wholesale gross profit per unit increased by $20 to $794 compared with $774 in the third quarter of fiscal 2008.  Similar to the first half of the year, we continued to experience a strong dealer-to-car ratio at our auctions, with the normal price competition among bidders contributing to the solid wholesale gross profit per unit.  Our wholesale vehicles are predominantly comprised of older, higher mileage units, and we believe the demand for these vehicles remains strong from dealers who specialize in selling to credit-challenged customers.  In addition, the frequency of our auctions and our wholesale inventory turns minimize our depreciation risk on these vehicles.

CarMax Auto Finance.  CAF reported a pretax loss of $15.4 million compared with income of $16.3 million in last year’s third quarter.  In both periods, CAF results were reduced by adjustments related to loans originated in previous fiscal periods.  The adjustments in the third quarter of fiscal 2009 totaled $39.8 million, and they included:
•
A $23.8 million mark-to-market write-down in the carrying value of subordinated bonds that we hold.  These bonds, which have a face value of $115 million, were part of three term securitizations completed earlier in calendar 2008.  The size of the write-down reflects the current illiquidity in the credit markets, particularly for subordinated asset-backed bonds.  This non-cash charge primarily affects the timing of the recognition of CAF earnings.  If current conditions continue, this adjustment should result in positive contributions to CAF earnings in future periods.

•
$16.0 million related to increases in loss rate assumptions, partially offset by favorability in prepayment speeds.  We increased the upper end of our cumulative loss rate assumption range to 3.9% from 3.5%.

The adjustments in the third quarter of fiscal 2008 totaled $14.8 million, and they primarily resulted from increases in funding costs for loans originated in prior periods.

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CarMax, Inc.

The CAF gain on loans originated and sold declined to $11.3 million compared with $20.9 million in the prior year quarter.  CAF’s loan origination volume was adversely affected by the decreases in our unit sales and average selling price, as well as a decrease in the percentage of sales financed by CAF.  Given the inactivity in the public asset-backed securitization market, during the second half of the quarter we elected to slow the use of capacity in our warehouse facility.  We accomplished this by allowing our third-party finance providers to increase their share of originations.  In addition, the gain percentage (the gain on the sale of loans originated and sold as a percentage of loans originated and sold) decreased to 2.8% from 3.6% in the prior year quarter primarily due to the use of higher loss rates, higher enhancement levels and a higher discount rate assumption in the current year.

SG&A.  Selling, general and administrative expenses were 14.9% of total revenues in the third quarter of fiscal 2009 compared with 11.2% in the prior year’s third quarter.  The increase in the SG&A ratio was mainly the result of the significant declines in comparable store used unit sales and average selling price.  This increase was partially offset by reductions in variable costs.  In the current market environment, we continue to reduce variable costs by reducing associate hours and allowing natural attrition to further reduce store staffing.  In addition, we have implemented a hiring freeze at the home office and are carefully monitoring expenses at CAF.

SG&A expenses for the current year’s quarter included a number of non-recurring items, which in the aggregate reduced results by approximately $0.01 per share.  These items included approximately $7 million of severance costs related to the October service operations workforce reduction and $6 million of costs for the termination of store site acquisitions resulting from our decision to slow our store growth.  These costs were partially offset by a $10 million benefit related to our previously announced decision to freeze our pension plans as of December 31, 2008.

Results.  “We believe that the decrease in our third quarter results stems mainly from external conditions and that we are taking the necessary and appropriate steps to navigate through this difficult environment,” said Folliard.  We have been successful in dramatically reducing inventories to align them with current sales.  This, together with the agility of our car-buying process, has largely allowed us to preserve our gross profit per unit.  We continue to focus on aligning costs with current sales levels, and we expect to continue to find opportunities to further shrink costs.  At the same time, we remain committed to delivering the exceptional customer service that underpins our long-term prospects.

In November 2008, the United States District Court for the Eastern District of Virginia dismissed, without prejudice, the Rangos putative class action lawsuit in response to the plaintiff’s voluntary motion to dismiss.  This lawsuit was related to alleged violations of federal securities laws.

Credit Facilities.  As of November 30, 2008, we had $248.4 million outstanding under the revolving credit facility.  During the third quarter, due to the unprecedented conditions in the credit markets, we felt that it was prudent to maintain a higher-than-normal cash balance.  Despite the increase in cash and the decline in our results, during the first nine months of fiscal 2009 we reduced borrowings under this facility by $51.8 million.  As of November 30, 2008, based on then-current inventory levels, we had additional borrowing capacity of $225.4 million under the revolving credit facility, which expires in December 2011.

As of November 30, 2008, $907 million of auto loan receivables were securitized through the warehouse facility and unused warehouse capacity totaled $493 million.

We remain in compliance with the financial covenants contained in our warehouse and revolving credit facilities, and we continue to carefully monitor our performance relative to these covenants.  Further, in anticipation of continued limited activity in the public asset-backed securitization market, we are currently evaluating a variety of alternatives to preserve the sales associated with the CAF origination channel.

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CarMax, Inc.

Sale-Leasebacks.  During the third quarter of fiscal 2009, we entered into sale-leaseback agreements having a total sales price of $31.3 million for our two superstores in the Austin, Texas, market.  We received total proceeds of $25.4 million during the third quarter, and we provided short-term financing for the remaining $5.9 million, which we expect to receive in fiscal 2010.

Superstore Openings.  During the third quarter, we expanded our presence in the Charlotte market with a non-production superstore in Hickory, North Carolina.  Through the first nine months of fiscal 2009, we opened ten superstores, including four production superstores and six non-production superstores.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended November 30 (1)			Nine Months Ended November 30 (1)
	2008	2007	Change	2008	2007	Change
Used vehicle sales	$1,168.8	$1,514.3	(22.8)%	$4,462.0	$4,909.8	(9.1)%
New vehicle sales	57.5	77.0	(25.3)%	217.4	294.4	(26.2)%
Wholesale vehicle sales	177.0	234.7	(24.6)%	642.6	761.2	(15.6)%
Other sales and revenues:
Extended service plan revenues	25.2	30.1	(16.3)%	93.5	97.2	(3.9)%
Service department sales	24.7	23.2	6.3%	75.7	72.6	4.3%
Third-party finance fees, net	2.5	5.9	(58.3)%	12.3	19.7	(37.4)%
Total other sales and revenues	52.4	59.3	(11.6)%	181.5	189.6	(4.2)%
Net sales and operating revenues	$1,455.6	$1,885.3	(22.8)%	$5,503.4	$6,155.0	(10.6)%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of operations and may not sum due to rounding.

Retail Vehicle Sales Changes
	Three Months Ended November 30		Nine Months Ended November 30
	2008	2007	2008	2007
Comparable store vehicle sales:
Used vehicle units	(24)%	0%	(13)%	3%
New vehicle units	(26)%	(20)%	(21)%	(12)%
Total units	(25)%	(1)%	(13)%	2%

Used vehicle dollars	(30)%	0%	(18)%	4%
New vehicle dollars	(25)%	(21)%	(22)%	(12)%
Total dollars	(30)%	(1)%	(18)%	3%

Total vehicle sales:
Used vehicle units	(17)%	9%	(4)%	11%
New vehicle units	(26)%	(29)%	(25)%	(16)%
Total units	(17)%	7%	(5)%	10%

Used vehicle dollars	(23)%	10%	(9)%	12%
New vehicle dollars	(25)%	(30)%	(26)%	(16)%
Total dollars	(23)%	7%	(10)%	10%

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CarMax, Inc.

Retail Vehicle Sales Mix
	Three Months Ended November 30		Nine Months Ended November 30
	2008	2007	2008	2007
Vehicle units:
Used vehicles	97%	96%	97%	96%
New vehicles	3	4	3	4
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	95%	95%	95%	94%
New vehicles	5	5	5	6
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended November 30		Nine Months Ended November 30
	2008	2007	2008	2007
Used vehicles	71,426	85,973	267,837	278,841
New vehicles	2,397	3,224	9,212	12,309
Wholesale vehicles	45,139	52,960	156,592	171,150

Average Selling Prices
	Three Months Ended November 30		Nine Months Ended November 30
	2008	2007	2008	2007
Used vehicles	$16,146	$17,433	$16,472	$17,434
New vehicles	$23,845	$23,751	$23,456	$23,778
Wholesale vehicles	$3,805	$4,322	$3,987	$4,337

Selected Operating Ratios
(In millions)	Three Months Ended November 30				Nine Months Ended November 30
	2008	% (1)	2007	% (1)	2008	% (1)	2007	% (1)

Net sales and operating revenues	$1,455.6	100.0%	$1,885.3	100.0%	$5,503.4	100.0%	$6,155.0	100.0%
Gross profit	$199.2	13.7%	$242.9	12.9%	$737.9	13.4%	$815.3	13.2%
CarMax Auto Finance (loss) income	$(15.4)	(1.1)%	$16.3	0.9%	$(12.7)	(0.2)%	$86.8	1.4%
Selling, general, and administrative
expenses	$217.5	14.9%	$210.5	11.2%	$685.6	12.5%	$638.5	10.4%
Operating (loss) profit (EBIT) (2)	$(33.6)	(2.3)%	$48.7	2.6%	$39.6	0.7%	$264.3	4.3%
Net (loss) earnings	$(21.9)	(1.5)%	$29.8	1.6%	$21.7	0.4%	$160.2	2.6%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating (loss) profit equals earnings before interest and income taxes.

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CarMax, Inc.

Gross Profit
	Three Months Ended November 30				Nine Months Ended November 30
	2008		2007		2008		2007
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$1,854	11.3%	$1,886	10.7%	$1,815	10.9%	$1,936	11.0%
New vehicle gross profit	$684	2.9%	$1,043	4.4%	$832	3.5%	$1,040	4.3%
Wholesale vehicle gross profit	$794	20.2%	$774	17.5%	$827	20.2%	$790	17.8%
Other gross profit	$397	56.0%	$408	61.4%	$414	63.2%	$438	67.2%
Total gross profit	$2,699	13.7%	$2,723	12.9%	$2,663	13.4%	$2,800	13.2%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

CAF Income

(In millions)	Three Months Ended November 30		Nine Months Ended November 30
	2008	2007	2008	2007
Gain on sales of loans originated and sold	$11.3	$20.9	$32.5	$57.8
Other (losses) gains	(39.8)	(14.8)	(82.6)	1.0
Total (loss) gain	(28.5)	6.1	(50.1)	58.8
Servicing fee and interest income	23.0	18.7	65.9	52.4
Direct CAF expenses	9.9	8.4	28.4	24.4
CarMax Auto Finance (loss) income	$(15.4)	$16.3	$(12.7)	$86.8

Loans originated and sold	$407.0	$575.6	$1,560.4	$1,840.5
Gain on sales of loans originated and sold as a percentage of loans originated and sold	2.8%	3.6%	2.1%	3.1%

Earnings Highlights
(In millions except per share data)	Three Months Ended November 30			Nine Months Ended November 30
	2008	2007	Change	2008	2007	Change
Net (loss) earnings	$(21.9)	$29.8	(173.3)%	$21.7	$160.2	(86.5)%
Diluted weighted average shares outstanding	217.7	220.6	(1.3)%	220.7	220.4	0.1%
Net (loss) earnings per share	$(0.10)	$0.14	(171.4)%	$0.10	$0.73	(86.3)%

Fiscal 2009 Expectations

“As a result of the unprecedented declines in traffic and sales and the continuing volatility in the asset-backed credit markets, we do not believe we can make a meaningful projection of fiscal 2009 earnings,” said Folliard.

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CarMax, Inc.

Suspending Future Store Openings

In August 2008, we announced that we would temporarily slow our store growth as a result of the weak economic and sales environment.  In the intervening months, conditions have further deteriorated, and as a consequence, we have now decided to temporarily suspend our store growth.  We plan to open one non-production store, which is currently under construction in the Washington, D.C., market, in either late fiscal 2009 or early fiscal 2010.  We have three other stores that are currently under construction in Augusta, Georgia; Cincinnati, Ohio; and Dayton, Ohio.  These stores will be completed but they will not be opened until market conditions improve.  The suspension of store growth will both reduce our capital needs and aid profitability in the near term.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 19, 2008.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 26914250.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on December 19, 2008 through April 1, 2009.  A telephone replay also will be available through December 31, 2008, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 26914250.

Fourth Quarter Fiscal 2009 Earnings Release Date

We currently plan to release fourth quarter sales and earnings on Thursday, April 2, 2009, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in March 2009.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2008 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 99 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 29, 2008, we retailed 377,244 used cars and sold 222,406 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

CarMax, Inc.

•	Changes in the general U.S. or regional U.S. economy.
•
Changes in the availability or cost of capital and working capital financing, including the availability or cost of long-term financing to support our geographic growth and the availability or cost of financing auto loan receivables.

•	Changes in consumer credit availability related to our third-party financing providers.
•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	The effect of various litigation matters.
•	Our inability to acquire or lease suitable real estate at favorable terms.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4489.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended November 30					Nine Months Ended November 30
	2008	% (1)	2007	%	(1)	2008	%	(1)	2007	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,168,804	80.3	$1,514,302	80.3		$4,461,969	81.1		$4,909,835	79.8
New vehicle sales	57,508	4.0	76,999	4.1		217,396	4.0		294,393	4.8
Wholesale vehicle sales	176,956	12.2	234,739	12.5		642,552	11.7		761,173	12.4
Other sales and revenues	52,364	3.6	59,260	3.1		181,532	3.3		189,563	3.1
Net sales and operating revenues	1,455,632	100.0	1,885,300	100.0		5,503,449	100.0		6,154,964	100.0
Cost of sales	1,256,396	86.3	1,642,417	87.1		4,765,586	86.6		5,339,666	86.8
Gross profit	199,236	13.7	242,883	12.9		737,863	13.4		815,298	13.2
CarMax Auto Finance (loss) income	(15,360)	(1.1)	16,347	0.9		(12,682)	(0.2)		86,827	1.4
Selling, general and administrative
expenses	217,482	14.9	210,508	11.2		685,614	12.5		638,518	10.4
Gain on franchise disposition	--	--	--	--		--	--		740	--
Interest expense	1,525	0.1	44	--		5,060	0.1		3,010	--
Interest income	735	0.1	285	--		1,353	--		908	--
(Loss) earnings before income taxes	(34,396)	(2.4)	48,963	2.6		35,860	0.7		262,245	4.3
Income tax (benefit) expense	(12,522)	(0.9)	19,117	1.0		14,170	0.3		102,049	1.7
Net (loss) earnings	$(21,874)	(1.5)	$29,846	1.6		$21,690	0.4		$160,196	2.6

Weighted average common shares:
Basic	217,712		216,301			217,468			215,826
Diluted	217,712		220,558			220,692			220,421

Net (loss) earnings per share:
Basic	$(0.10)		$0.14			$0.10			$0.74
Diluted	$(0.10)		$0.14			$0.10			$0.73

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	November 30 2008	November 30 2007	February 29 2008
ASSETS
Current assets:
Cash and cash equivalents	$138,144	$8,380	$12,965
Accounts receivable, net	45,816	52,769	73,228
Auto loan receivables held for sale	20,910	4,700	4,984
Retained interest in securitized receivables	314,995	233,662	270,761
Inventory	601,506	892,228	975,777
Prepaid expenses and other current assets	8,885	20,498	19,210

Total current assets	1,130,256	1,212,237	1,356,925

Property and equipment, net	948,106	804,545	862,497
Deferred income taxes	89,315	45,607	67,066
Other assets	50,505	47,003	46,673

TOTAL ASSETS	$2,218,182	$2,109,392	$2,333,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$177,144	$265,933	$306,013
Accrued expenses and other current liabilities	70,783	69,113	58,054
Accrued income taxes	17,672	232	7,569
Deferred income taxes	14,926	16,132	17,710
Short-term debt	12,073	3,137	21,017
Current portion of long-term debt	86,895	155,541	79,661

Total current liabilities	379,493	510,088	490,024

Long-term debt, excluding current portion	176,683	27,280	227,153
Deferred revenue and other liabilities	98,303	117,695	127,058

TOTAL LIABILITIES	654,479	655,063	844,235

SHAREHOLDERS’ EQUITY	1,563,703	1,454,329	1,488,926

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,218,182	$2,109,392	$2,333,161

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Nine Months Ended November 30
	2008	2007

Operating Activities:
Net earnings	$21,690	$160,196
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	41,379	34,168
Share-based compensation expense	27,038	25,856
Loss on disposition of assets	8,263	35
Deferred income tax benefit	(34,604)	(3,332)
Net decrease (increase) in:
Accounts receivable, net	27,412	18,644
Auto loan receivables held for sale, net	(15,926)	1,462
Retained interest in securitized receivables	(44,234)	(31,360)
Inventory	374,271	(56,112)
Prepaid expenses and other current assets	10,317	(5,430)
Other assets	177	1,030
Net (decrease) increase in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	(104,495)	(11,881)
Deferred revenue and other liabilities	(4,660)	25,641
Net cash provided by operating activities	306,628	158,917

Investing Activities:
Capital expenditures	(163,964)	(192,440)
Proceeds from sales of assets	28,355	1,457
(Purchases) sales of money market securities	(4,009)	5,000
Purchases of investments available-for-sale	--	(10,000)
Net cash used in investing activities	(139,618)	(195,983)

Financing Activities:
Decrease in short-term debt, net	(8,944)	(153)
Issuances of long-term debt	487,800	692,200
Payments on long-term debt	(531,036)	(685,011)
Equity issuances, net	9,962	13,157
Excess tax benefits from share-based payment arrangements	387	5,798
Net cash (used in) provided by financing activities	(41,831)	25,991

Increase (decrease) in cash and cash equivalents	125,179	(11,075)
Cash and cash equivalents at beginning of year	12,965	19,455
Cash and cash equivalents at end of period	$138,144	$8,380

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